Exhibit 10.2

> News Release
Newell Rubbermaid Announces
Capital Structure Optimization Plan
Series of Transactions Will Simplify Capital Structure and Reduce Interest Expense
ATLANTA, August 2, 2010 — Newell Rubbermaid (NYSE: NWL) today announced a series of transactions designed to simplify its capital structure and reduce interest expense. The capital structure optimization plan includes the following components:
–	Issuance of $550 million of new senior notes due 2020;

–	Repurchase of $500 million of shares through an Accelerated Stock Buyback program (“ASB”) with Goldman, Sachs & Co.; and

–	Cash tender offer for any and all of the company’s outstanding 10.60% notes due 2019.
The ASB and cash tender offer will be funded by a combination of existing cash on hand, short-term borrowings and proceeds from the sale of the new senior notes.
In addition, Newell Rubbermaid intends, subject to market conditions, to launch later this quarter an offer to exchange common stock and cash for any and all of its 5.50% convertible senior notes due 2014. To the extent these notes are exchanged, the company intends to settle, for cash, the hedge transactions which were entered into concurrent with the issuance of the convertible notes.
Assuming 32.3 million shares are purchased in the ASB, all the notes due 2019 are tendered in the tender offer and all the convertible notes are tendered in the exchange offer, the net result of the transactions making up the capital structure optimization plan will be the refinancing of approximately $600 million in long term debt at lower interest rates, a net increase of approximately 8 million shares of outstanding common stock, and the elimination of potential future share count dilution resulting from the convertible notes and hedge transactions.
If completed as planned, the series of transactions is not expected to have a material impact on either the company’s leverage ratio or the company’s recently announced improved guidance for 2010 normalized earnings. However, it is expected to result in a cumulative pre-tax charge to GAAP earnings in 2010 of up to $200 million. The capital structure optimization plan is expected to be accretive to future periods’ GAAP and normalized earnings per share.
“The series of transactions we announced today will simplify our capital structure, lower our interest costs and reduce potential future dilution from the convertible notes. The convertible note financing played an important role helping us refinance our debt in the middle of last year’s credit crisis, but we believe it is an appropriate time to revisit it and our overall capital structure. This has been one of our top priorities for 2010,” said Mark Ketchum, President and Chief Executive Officer of Newell Rubbermaid. “If you are as confident about Newell Rubbermaid’s future prospects and the potential for long term appreciation in the value of NWL stock as we are, then this initiative is clearly a positive. We expect the transactions to be accretive to EPS in future
3 Glenlake Parkway | Atlanta. GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

> News Release
periods and to eliminate confusion and uncertainty regarding potential future dilution from the convertible notes, allowing investors to focus on our business and on our long term strategy for creating shareholder value through Brands That Matter.”
This press release is for informational purposes only and is not an offer to buy or sell or the solicitation of an offer to sell or buy any securities nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of the new senior notes is being made only by means of a prospectus and related prospectus supplement included as part of an effective shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the prospectus and related prospectus supplement may be obtained from Newell Rubbermaid at 3 Glenlake Parkway, Atlanta, GA 30328. The cash tender offer for the outstanding notes due 2019 is being made only by means of an offer to purchase and related letter of transmittal. The proposed exchange offer, if commenced, will be made only by means of an offer to purchase and a related letter of transmittal, and the securities offered therein will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from applicable registration requirements. Newell Rubbermaid does not make any recommendations as to whether holders should tender their securities in the cash tender offer or the proposed exchange offer.
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current beliefs and expectations of Newell Rubbermaid’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions in the company’s capital structure optimization plan, whether the proposed exchange offer is commenced, levels of noteholder participation in the cash tender offer and the proposed exchange offer, changes in the securities markets’ conditions, particularly the markets for debt securities and the market for Newell Rubbermaid’s common stock and other factors identified in documents filed by Newell Rubbermaid with the Securities and Exchange Commission.
About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2009 sales of approximately $5.6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.
This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:
Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Corporate Communications
+1 (770) 418-7723	+1 (770) 418-7519
3 Glenlake Parkway | Atlanta. GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL